Exhibit 99.1

 NEWS

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
May 20, 2009	Analyst Contact: Robert R. Hill, Jr. (803) 765-4629

SCBT Financial Corporation Receives Treasury Approval and Returns Funds

COLUMBIA, SC - (May 20, 2009)   SCBT Financial Corporation (NASDAQ: SCBT) announced that it has become the first bank in the Carolinas and one of the first twenty banks in the nation to return the Capital Purchase Program funds to the Treasury.  The Company today completed the repurchase of all 64,779 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series T, having a liquidation preference of $1,000 per share, from the United States Department of the Treasury. The preferred shares were repurchased at a price of approximately $64.824 million, which includes accrued and unpaid dividends of approximately $45,000.  The Company recently paid a quarterly dividend payment of approximately $810,000 to the Treasury on May 15, 2009.  Previously, in January 2009, the Company issued and sold the preferred shares, along with a warrant to purchase 303,083 shares of the Company’s common stock, to the Treasury pursuant to the Capital Purchase Program of the Treasury’s Troubled Assets Relief Program.

Related to this redemption, the Company will record a charge of approximately $3.311 million in the second quarter of 2009 in the form of an accelerated dividend to account for the difference between the original purchase price for the preferred stock and its redemption price.  In addition to this charge, the Company will also report a dividend on the preferred stock including the accretion on the preferred stock discount of approximately $549,000, for a total effective dividend of approximately $3.860 million during the second quarter of 2009.

The Company has 15 days from the repurchase date to determine if it will offer to repurchase the common share warrant issued to the Treasury or allow the Treasury to liquidate the warrant in the open market. The Company is evaluating whether it will repurchase the warrant.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The company operates through SCBT, N.A., the third largest bank headquartered in South Carolina, and NCBT, a Division of SCBT, N.A.   Providing financial services for over 75 years, SCBT Financial Corporation operates 49 financial centers in 16 South Carolina counties and Mecklenburg County in North Carolina.   SCBT Financial Corporation has assets of approximately $2.8 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; and (13) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.